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                                                                                                                         EXHIBIT 12


                                                            SOLUTIA INC.

                                       COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

                                                       (DOLLARS IN MILLIONS)



                                                    2001             2002            2003            2004             2005
                                                 -----------    -------------   -------------   --------------   -------------
Income (loss) from continuing operations,
   before income taxes and equity
   earnings (loss) from affiliates (1) .....       (111)             (32)           (482)            (296)            (71)

Add:
     Fixed charges..........................         83               98             131              125              95
     Amortization of capitalized interest...          7                7               6                7               5
     Dividends from affiliated companies....         30               25               -                -               -

Less:
     Interest capitalized...................         (2)              (1)             (1)              (3)             (3)
                                                 ---------    -------------   -------------   --------------   -------------
          Income as adjusted................          7               97            (346)            (167)             26
                                                 =========    =============   =============   ==============   =============

Fixed charges
        Interest expensed and capitalized...         72               85             121              116              87
        Estimate of interest within rental
           expense..........................         11               13              10                9               8
                                                 ---------    -------------   -------------   --------------   -------------
               Fixed charges................         83               98             131              125              95
                                                 =========    =============   =============   ==============   =============

Ratio of Earnings to Fixed Charges (2)......       0.08             0.99           (2.64)           (1.34)           0.27


(1) Includes restructuring and other items of $15 million for the year ended December 31, 2005, $141 million for the year ended December 31, 2004, $343 million for the year ended December 31, 2003, $17 million for the year ended December 31, 2002, and $86 million for the year ended December 31, 2001.

(2) Earnings for the years ended December 31, 2005, 2004, 2003, and 2002, would have to be $69 million, $292 million, $477 million, and $1 million higher, respectively, in order to achieve a one-to-one ratio.
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